APPENDIX A
to
DISTRIBUTION AGREEMENT
SERIES OF THE TRUST
Updated: March 8, 2018

1.	Alpha Risk Tactical Rotation Fund
2.	Arin Large Cap Theta Fund
3.	Cavalier Adaptive Income Fund
4.	Cavalier Dynamic Growth Fund
5.	Cavalier Fundamental Growth Fund
6.	Cavalier Growth Opportunities Fund
7.	Cavalier Hedged High Income Fund
8.	Cavalier Multi Strategy Fund
9.	Cavalier Tactical Rotation Fund
10.	Crow Point Growth Fund
11.	Matisse Discounted Closed-End Fund Strategy
12.	Matisse Discounted Bond CEF Strategy
13.	Nebraska Fund
14.	QCI Balanced Fund
15.	Roumell Opportunistic Value Fund
16.	The Sector Rotation Fund
17.	Sirius S&P Strategic Large-Cap Allocation Fund